Exhibit 10.2

November 9, 2015

[Participant Name]

[Address]

[Address]

Re:Notice of Waiver Pursuant to Section 3.1(d) of the Stockholders Agreement

Dear Participant:

Zayo Group Holdings, Inc. (the “Company”) is sending this notice to you as a party to the Stockholders Agreement between the Company and each Participant named therein, dated as of October 22, 2014, as amended by that certain First Amendment to Stockholders Agreement, dated as of September 17, 2015 (the “Stockholders Agreement”).  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Stockholders Agreement.

Pursuant to Section 3.1(d) of the Stockholders Agreement, the Company hereby waives any and all of the restrictions set forth in Article III of the Stockholders Agreement (Transfers/Certain Covenants) effective as of November 16, 2015 (the “Effective Date”), including without limitation all restrictions on Transfer of Equity Securities by Participants, and shortens the Transfer Restriction Period such that it will lapse upon the Effective Date.

Notwithstanding the above, the covenants set forth in Section 3.1(g) of the Stockholders Agreement are neither waived nor shortened and shall remain in place, such that until October 23, 2016, if any Equity Securities are distributed or otherwise Transferred by a Participant to its members, limited partners or other equity holders, such Participant shall provide the Company with written notice within 24 hours after such distribution or transfer.

For the avoidance of doubt, except as provided in the foregoing paragraph, the Transfer Restriction Period shall terminate and all other provisions of Article III in the Stockholders Agreement shall lapse and be of no further force and effect as of the Effective Date.

Except as expressly waived or shortened by this Notice, the provisions of the Stockholders Agreement are, and will remain, unmodified and in full force and effect.

Sincerely,

Zayo Group Holdings, Inc.

By:	/s/ Dan Caruso Name: Dan Caruso Title: Chief Executive Officer